SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

April 20, 2010
Date of Report (Date of earliest event reported)

GRYPHON RESOURCES, INC.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File # 000-53371
 (Commission File Number)

98-0465540
 (IRS Employer Identification Number)

1313 East Maple Street, Suite 201-462
Bellingham, Washington 98225
(Address of principal executive offices)

360.685.4238
 (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 5 – CORPORATE GOVERANCE AND MANAGEMENT

Item 5.01 – Changes in Control of Registrant

On April 20, 2010, Mr. Alan Muller purchased a control share position in Gryphon Resources, Inc. (the “Company”) from Mr. Serdar Kirmizioglu. This purchase represents 50.5% of the total outstanding common stock of the Company and effected a change in control of the Company. This transaction included Mr. Kirmizioglu selling his entire position of 48,750,000 restricted common shares in Company to Mr. Muller for $50,000 for issuance of a Note Payable which is payable on, or before, April 20, 2011. Mr. Muller will use his personal resources to fund this transaction.

There was no additional consideration or financial statements or other reportable out of pocket expenses associated with this transaction. No assets or properties have been acquired nor is there any agreement for further consideration associated with the transaction.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 20, 2010, concurrent with the change of control of the Company, Mr. Serdar Kirmizioglu resigned his positions as Director, Chair of the Board of Directors, President and CEO, Chief Financial Officer, and Principal Accounting Officer of the Company. Mr. Kirmizioglu resigned for personal reasons and there was no disagreement with the Company relating to its operations, policies or practices. A copy of this report has been sent to Mr. Kirmizioglu by the Company. Mr. Kirmizioglu has not provided, and has indicated to the Company that he does not plan to provide, any correspondence regarding this filing to the Company in respect of his resignation from these positions.

Effective April 20, 2010, Mr. Alan Muller was appointed to the positions of Director, Chair of the Board of Directors, President and CEO, Chief Financial Officer, and Principal Accounting Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON RESOURCES, INC.

/s/ Alan Muller
Alan Muller,
Chair & Chief Executive Officer
Dated:  April 20, 2010